EXHIBIT 10.3




January 28, 1997



Mr. Chris Hanson
116 S. Lancaster Ave.
Mt. Prospect, Illinois  60056

Dear Chris:

On behalf of Saville Systems, I am pleased to offer you the position of Chief Financial Officer.

This position will be based in Burlington, Mass. and is offered with the understanding that you will commence employment on or before March 3, 1997. Your base salary will be $145,000, with a year end bonus based on a combination of company performance and personal performance up to 30% of your base salary. The benefits plan will be the traditional Saville Systems benefits as outlined in the attached summary. In addition, you will have three weeks vacation. As a signing bonus, you will receive 50,000 stock options. The exercise price of the options will be the closing market price on the date you commence employment.

With this offer, the following conditions apply:

1. Acceptance of this offer within 5 days be returning a signed copy of this letter.
2.    You agree to sign the attached Invention and Non-Disclosure Agreement.
3. Saville Systems agrees to pay your moving expenses, for which receipts must be provided, and your closing real estate fees, up to an aggregate cap of $40,000.

Chris, I look forward to hearing from you soon and welcoming you aboard Team Saville.


Sincerely,

/s/John J. Boyle III                                    /s/Christopher A. Hanson
                                                        Signature of Acceptance

John J. Boyle III                                       January 30, 1997
President and Chief Executive Officer                   Date